SONASOFT EXECUTIVE EXPLOYMENT AGREEMENT

Employment Agreement, between Sonasoft, Corp., a California corporation, (the “Company”) and Andy Khanna, an individual (the “Employee”).

1.           Employee Agreement.

For good consideration, the Company employees the Employee on the following terms and conditions.

2.           Term of Employment.

Subject to the provisions for termination set forth below this agreement will begin on January 2, 2003, and continue for a period of six (6) years, unless sooner terminated.

3.           Salary.

The Company shall pay Employee a salary in the amount of $12,500.00 per month, subject to review for raise from time to time.

(a)
The salary set forth above shall be paid to the Employee at regular payroll periods.  Employee shall also be entitled to such additional benefits as may be approved by the Board of Directors at ant rime, and from time to time.

(b)
Should the Company not be able to pay the full amount of such salary, the amount not paid shall accrue (the “Accrued Salary”) to be paid on the terms and conditions set forth in the remainder of this agreement.

4.           Duties and Position.

The Company hires the Employee in the capacity of CEO/President of the Company.  As such, the Employee shall report directly to the Board of Directors.

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5.           Employee to Devote Full Time to Company.

The Employee will devote full time, attention, and energies to the business of the Company.  Employee is not prohibited from making personal investments in any other businesses provided those investments do not require active involvement in the operation of said companies.

6.           Confidentiality of Proprietary Information.

Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity.  Should employee reveal threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed the right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for breach or threatened breach of this condition, including the recovery of damages from the Employee.

7.           Reimbursement of Expenses.

The Employee may incur reasonable expenses for furthering the Company’s business, including expenses for entertainment, travel, and similar items.  The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

8.           Vacation.

The Employee shall be entitled to a yearly vacation of three (3) weeks.

9.           Termination of Agreement.

Without cause, the Company may terminate this agreement at any time upon written notice to the Employee.  Employee may be required to perform his or her duties and will be paid the regular salary to date of termination.  Upon such termination, Employee, shall be entitled to a severance payment of sixty (60) months of salary at the rate, and with the benefits, in effect at the date of termination.

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If Employee resigns or is terminated for cause, Employee shall be entitled to a severance payment of twelve (12) months of salary at the rate, and with the benefits, in effect at the date of termination. For Cause shall mean any of the following: (i) the Employees theft, dishonesty, or falsification of any Company records; (ii) the Employees improper use or disclosure of the Companys confidential or proprietary information; (iii) any action by the Employee which has a detrimental effect on the Companys reputation or business; (iv) the Employees failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability;(v)any material breach by the Employee of this employment agreement, which breach is not cured pursuant to the terms of such agreement; or (vi) the Employees conviction of any Criminal act which impairs the Employees ability to perform his or her duties with the Company.

In addition to the severance payments set out above, Employee shall be entitled to the Accrued Salary as of the date of termination.

10. Effect on Prior Agreements. This Agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement. This agreement is also not intended in any way to affect Employees rights as a shareholder.

11. Limited Effect of Waiver by Company. Should Company waive breach of any provision of thisagreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

12. Severability. If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect.

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13.           Assumption of Agreement by Successors and Assignees.

The Company’s rights and obligations under this agreement will inure to the benefit and be binding upon the Company’s successors and assignees.

14.           Oral Modifications Not Binding.

The instrument is the entire agreement of the Company and the Employee.  Oral changes have not effect.  It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

EXECUTED, on the days and dates set forth below.

EMPLOYER	EMPLOYEE

Sonasoft Corp.	Andy Khanna

By: /s/	/s/ Andy Khanna

Date: January 2, 2003	Date: January 2, 2003

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FIRST ADDENDUM TO
SONASOFT EMPLOYMENT AGREEMENT

This First Addendum to Employment Agreement is entered into by and between Sonasoft, Corp., a California corporation,  (the “Company”) and NAND KHANNA, an individual )the “Employee”).

The Company and Employee hereby agree, for valuable consideration, that the terms of the Employment Agreement between the parties, a copy of which is attached hereto (the “Employment Agreement”), is hereby extended until December, 2013.

All other  terms and conditions of the Employment Agreement shall remain the same.

EXECUTED, on the days and dates set forth below.

EMPLOYER	EMPLOYEE

Sonasoft Corp.

By: /s/	/s/ Nand Khanna

Date:	Date: